Exhibit 2.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made as of the 27th day of October, 2006 by and among UNIPRO Financial Services, Inc., a Florida corporation (“UNIPRO and/or the “Company”), China Fire Protection Group, Inc., an International Business Company organized under the laws of the British Virgin Islands (“China Fire”) and the Investors set forth on the signature pages affixed hereto (each an “Investor” and collectively the “Investors”).

Recitals

A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended; and

B. The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, (i) an aggregate of One Million Five Hundred Thirty Eight Thousand Four Hundred Sixty Two (1,538,462) shares of Common Stock (plus such additional number of shares of Common Stock that may be sold pursuant to Section 3(d), collectively, the “Common Shares”), at a purchase price of $3.25 per share, (ii) Series A warrants to purchase an aggregate of Three Hundred Seven Thousand Six Hundred Ninety Two (307,692) shares of Common Stock at an exercise price of $3.58 per share in the form attached hereto as Exhibit B-1 (plus such additional number of Series A Warrants that may be sold pursuant to Section 3(d), collectively, the “Series A Warrants”) and (iii) Series B warrants to purchase an aggregate of Three Hundred Seven Thousand Six Hundred Ninety Two (307,692) shares of Common Stock at an exercise price of $4.88 per share in the form attached hereto as Exhibit B-2 (plus such additional number of Series B Warrants that may be sold pursuant to Section 3(d), collectively, the “Series B Warrants” and together with the Series A Warrants, the “Warrants”), in each case, for an aggregate purchase price of $5,000,000 (the “Purchase Price”); and

C. Contemporaneous with the sale of the Common Shares and the Warrants, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws; and

D. The Company has retained H.C. Wainwright & Co., Inc. to act as its exclusive placement agent in connection with the sale of the securities pursuant to this Agreement (the “Placement Agent”); and

E. Contemporaneous with the sale of the Common Shares and the Warrants, the Company, China Fire and the other parties named in the Securities Exchange Agreement (as defined in Section 1 of this Agreement) shall have consummated the transactions contemplated thereby.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and any securities into which the common stock may be reclassified.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Proposal” has the meaning set forth in Section 7.8.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“SEC Filings” has the meaning set forth in Section 4(a).6.

“Securities” means, collectively, the Common Shares, the Warrants and the Warrant Shares and any Common Shares, Warrants and Warrant Shares included in the Additional Securities as set forth in Section 3(d) of this Agreement.

“Securities Exchange Agreement” means that certain Share Exchange Agreement, dated as of September 1, 2006, by and among the Company, China Fire, John Scardino, Martin Sumichrast and Raul C. Silvestre, Jr., and the shareholders of China Fire listed on Exhibit A thereto.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement, the Warrants, including the Warrants to be issued to the Placement Agent, and the Registration Rights Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares and Warrants. Subject to the terms and conditions of this Agreement, on the Closing Date, each of the Investors shall severally, and not jointly, purchase, and the Company shall sell and issue to the Investors, the Common Shares and the Series A Warrants and the Series B Warrants in the respective amounts set forth opposite the Investors’ names on the signature pages attached hereto in exchange for the Purchase Price as specified in Section 3 below.

3. Closing. (a) Upon confirmation that the other conditions to closing specified herein have been satisfied or duly waived by the Investors, the Company shall deliver to Kramer Levin Naftalis & Frankel LLP (“Escrow Agent”), in trust, the Common Shares, the Series A Warrants and the Series B Warrants, registered in such name or names as the Investors may designate, with instructions that such securities are to be held for release to the Investors only upon payment in full of the Purchase Price to the Company by all the Investors.

(b)(i) Simultaneously with the execution and delivery of this Agreement by an Investor, such Investor shall: promptly cause a wire transfer of immediately available funds (U.S. dollars) in an amount representing the “Purchase Price”, as set forth on such Investor’s signature page, to be paid to an escrow account of Escrow Agent, set forth on Schedule I affixed hereto (the aggregate amounts being held in escrow are referred to herein as the “Escrow Amount”). Escrow Agent shall hold the Escrow Amount in escrow in accordance with this Section 3.

(ii) Escrow Agent shall continue to hold the Escrow Amount in escrow in accordance with and subject to this Agreement, from the date of its receipt of the funds constituting the Escrow Amount until the sooner of: (x) the Closing Date, in which case, the Escrow Amount shall be distributed to the Company; or (y) the termination of this Agreement pursuant to Section 6.3, (after taking into account any extensions thereof), in which case the Escrow Amount shall be returned to the Investors in accordance with their written wire transfer instructions delivered to Escrow Agent. In the case of the termination of this Agreement pursuant to Section 6.3, if Escrow Agent has not received written wire transfer instructions from any Investor before the 30th day after the termination of this Agreement pursuant to Section 6.3, then Escrow Agent may, in its sole and absolute discretion, either (x) deposit that portion of the Escrow Amount to be returned to such Investor in a court of competent jurisdiction on written notice to such Investor, and Escrow Agent shall thereafter have no further liability with respect to such deposited funds, or (y) continue to hold such portion of the Escrow Amount pending receipt of written wire transfer instructions from such Investor or an order from a court of competent jurisdiction.

(iii) The Company and the Investors acknowledge and agree for the benefit of Escrow Agent (which shall be deemed to be a third party beneficiary of this Section 3 and of Section 9.5) as follows:

(A) Escrow Agent: (i) is not responsible for the performance by the Company or the Investors of this Agreement or any of the Transaction Documents or for determining or compelling compliance therewith; (ii) is only responsible for (a) holding the Escrow Amount in escrow pending receipt of written instructions from the Company and the

Placement Agent directing the release of the Escrow Amount, and (B) disbursing the Escrow Amount in accordance with the written instructions from the Company and the Placement Agent; each of the responsibilities of Escrow Agent in clause (A) and (B) is ministerial in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of Escrow Agent (collectively, the “Escrow Agent Duties”); (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with indemnification acceptable to it, in its sole discretion; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility for making inquiry as to, or for determining, the genuineness, accuracy or validity thereof, or of the authority of the Person signing or presenting the same; and (v) may consult counsel satisfactory to it, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(B) Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder, except in the case of Escrow Agent’s gross negligence or willful misconduct in breach of Escrow Agent Duties. IN NO EVENT SHALL ESCROW AGENT BE LIABLE FOR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGE OR LOSS (INCLUDING BUT NOT LIMITED TO LOST PROFITS) WHATSOEVER, EVEN IF LEAD INVESTOR COUNSEL HAS BEEN INFORMED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

(C) The Company and the Investors, jointly and severally, hereby indemnify and hold harmless Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses, which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent arising out of or relating to the performance of Escrow Agent Duties, unless such action, claim or proceeding is exclusively the result of the willful misconduct or gross negligence of Escrow Agent.

(D) Escrow Agent has acted as legal counsel to the one of the Investors in connection with this Agreement and the other Transaction Documents, is merely acting as a stakeholder under this Agreement and is, therefore, hereby authorized to continue acting as legal counsel to the one of the Investors including, without limitation, with regard to any dispute arising out of this Agreement, the other Transaction Documents, the Escrow Amount or any other matter. Each of the Company and the Investors hereby expressly consents to permit Escrow Agent to represent one of the Investors in connection with all matters relating to this Agreement, including, without limitation, with regard to any dispute arising out of this Agreement, the other Transaction Documents, the Escrow Amount or any other matter, and hereby waives any conflict of interest or appearance of conflict or impropriety with respect to such representation. Each of the Company and the other Investors has consulted with its own counsel specifically about this Section (D) to the extent they deemed necessary, and has entered into this Agreement after being satisfied with such advice.

(E) Escrow Agent shall have the right at any time to resign for any reason and be discharged of its duties as escrow agent hereunder by giving written notice of its resignation to the Company and the Placement Agent at least ten (10) calendar days prior to the specified effective date of such resignation. All obligations of Escrow Agent hereunder shall cease and terminate on the effective date of its resignation and its sole responsibility thereafter shall be to hold the Escrow Amount, for a period of ten (10) calendar days following the effective date of resignation, at which time:

(i) Escrow Agent shall be entitled to receive from the Escrow Amount its legal fees and expenses for acting as Escrow Agent, in an amount not to exceed $1,000, through and including the effective date of resignation and the legal fees and expenses referred to in Section 9.5, provided that the Initial Closing (as defined below) has occurred; and

(ii) if a successor escrow agent shall have been appointed and have accepted such appointment in a writing to both the Company and the Placement Agent, then upon written notice thereof given to each of the Investors, Escrow Agent shall deliver the Escrow Amount to the successor escrow agent, and upon such delivery, Escrow Agent shall have no further liability or obligation; or

(iii) if a successor escrow agent shall not have been appointed, for any reason whatsoever, Escrow Agent shall at its option in its sole discretion, either (A) deliver the Escrow Amount to a court of competent jurisdiction selected by Escrow Agent and give written notice thereof to the Company and the Investors, or (B) continue to hold Escrow Amount in escrow pending written direction from the Company and the Placement Agent in form and formality satisfactory to Escrow Agent.

(F) In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Amount or any portion thereunder which, in its sole discretion, are in conflict either with other instructions received by it or with any provision of this Agreement, Escrow Agent shall have the absolute right to suspend all further performance under this Agreement (except for the safekeeping of such Escrow Amount) until such uncertainty or conflicting instructions have been resolved to Escrow Agent’s sole satisfaction by final judgment of a court of competent jurisdiction, joint written instructions from the Company and all of the Investors, or otherwise. In the event that any controversy arises between the Company and one or more of the Investors or any other party with respect to this Agreement or the Escrow Amount, Escrow Agent shall not be required to determine the proper resolution of such controversy or the proper disposition of the Escrow Amount, and shall have the absolute right, in its sole discretion, to deposit the Escrow Amount with the clerk of a court selected by Escrow Agent and file a suit in interpleader in that court and obtain an order from that court requiring all parties involved to litigate in that court their respective claims arising out of or in connection with the Escrow Amount. Upon the deposit by Escrow Agent of the Escrow Amount with the clerk of such court in accordance with this provision, Escrow Agent shall thereupon be relieved of all further obligations and released from all liability hereunder.

(G) The provisions of this Section 3 shall survive any termination of this Agreement.

(c) On the date (the “Closing Date”) the Company receives the Purchase Price of at least $5.0 million in the aggregate, the Common Shares, the Series A Warrants and the Series B Warrants shall be released to the Investors (the “Initial Closing”). The Closing of the purchase and sale of the Common Shares and Warrants shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, or at such other location and on such other date as the Company and the Investors shall mutually agree. Following the Initial Closing, the Company may have an additional Closing for the Securities up to a maximum of $3.0 million in aggregate as set forth in clause (d) below.

(d) For a period of forty five (45) days following the Initial Closing, Vision Capital Advisors (“Vision”) shall have the right, but not the obligation, to purchase an additional number of shares of Common Stock and Warrants up to $3.0 million, in the aggregate, on the same terms and conditions set forth in this Agreement with respect to the Securities purchased and sold at the Initial Closing (the “Additional Securities”) and the Company shall be obligated to sell such Additional Securities. In the event Vision makes an election to purchase the Additional Securities, it shall provide the Company with written notice of such election prior to the expiration of such forty five (45) day period, which notice shall set forth the amount of Securities to be purchased by Vision and the purchase price to be paid. The closing of such transaction shall occur within five (5) Business Days of the delivery of such notice to the Company, subject to the satisfaction of the conditions set forth in Section 6.1(a), (b), (d), (e), (f), (h) and (i) and Section 6.2(a), where for purposes of this clause (d), the term Closing Date shall mean the date of the closing of the purchase and sale of the Additional Securities.

4(a). Representations and Warranties of the Company. For purposes of this Section 4(a) only, the Company hereby represents and warrants to the Investors and the Placement Agent that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4(a). 1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed on Schedule 4(a).1 hereto.

4(a).2 Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4(a).3 Capitalization. The Memorandum (as defined in Section 4(a).6) sets forth (a) the authorized capital stock of the Company on the date hereof; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Securities) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in compliance with applicable state and federal securities law and any rights of third parties. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described in the Memorandum, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described in the Memorandum and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described in the Memorandum and except as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

The issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4(a).4 Valid Issuance. The Common Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Warrants have been duly and validly authorized. Upon the due exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors. UNIPRO has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors.

4(a).5 Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which UNIPRO undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, (ii) the issuance of the Warrant Shares upon due exercise of the Warrants, and (iii) the other transactions contemplated by the Transaction Documents from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the UNIPRO’s Articles of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents.

4(a).6 Delivery of Memorandum and SEC Filings; Business. The Company has prepared offering documents, including a Confidential Private Placement Memorandum, including UNIPRO’s reports and other filings with the SEC attached as exhibits to the Confidential Private Placement Memorandum (the “Memorandum”). The Company has made available to the Investors (i) a copy of the Memorandum and (ii) through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005 (the “10-KSB”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-KSB and prior to the date hereof (collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the Memorandum and the SEC Filings and the Memorandum and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

4(a).7 Use of Proceeds. The net proceeds of the sale of the Common Shares and the Warrants hereunder shall be used by the Company for working capital and general corporate purposes.

4(a).8 No Material Adverse Change. Since October 31, 2005, except as identified and described in the SEC Filings or the Memorandum or as described on Schedule 4(a).8, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Memorandum, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi) any change or amendment to the Company’s Articles of Incorporation or Bylaws or other organizational documents, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii) any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4(a).9 SEC Filings.

(a) At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each registration statement and any amendment thereto filed by the Company since January 1, 2004 pursuant to the 1933 Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The Memorandum does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4(a).10 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) UNIPRO’s Articles of Incorporation or UNIPRO’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

4(a).11 Tax Matters. The Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. Except as described on Schedule 4(a).11, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

4(a).12 Title to Properties. Except as disclosed in the SEC Filings and the Memorandum, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings and the Memorandum, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4(a).13 Certificates, Authorities and Permits. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4(a).14 Labor Matters.

(a) Except as set forth on Schedule 4(a).14, the Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b)(i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iv) to the Company’s Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

(c) The Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. There are no claims pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(d) Except as disclosed in the SEC Filings, the Memorandum or as described on Schedule 4(a).14, the Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280(g) of the Internal Revenue Code.

4(a).15 Intellectual Property.

(a) All Intellectual Property of the Company and its Subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $500 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c) The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses. The Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the respective businesses of the Company and its Subsidiaries.

(d) The conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e) The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f) The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of the Company’s or its Subsidiaries’ Confidential Information to any third party.

4(a).16 Environmental Matters. Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

4(a).17 Litigation. Except as described on Schedule 4(a).17, there are no pending actions, suits or proceedings against the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

4(a).18 Financial Statements. The financial statements included in each SEC Filing and the Memorandum present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act). Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, the Memorandum or as described on Schedule 4(a).18, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4(a).19 Insurance Coverage. The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4(a).20 Brokers and Finders. Except for the Placement Agent, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4(a).21 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4(a).22 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4(a).23 Private Placement. Subject to the accuracy of the representations and warranties of the Investors set forth in Section 5, the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4(a).24 Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4(a).25 Transactions with Affiliates. Except as disclosed in the SEC Filings, the Memorandum or as disclosed on Schedule 4(a).25, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4(a).26 Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed period report under the 1934 Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4(a).27 Disclosures. Neither the Company nor any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes or might constitute material, non-public information. The written materials delivered to the Investors in connection with the transactions contemplated by the Transaction Documents, including the Memorandum, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4(a).28 Additional Representations. All representations and warranties of the Company contained in the Share Exchange Agreement are true and correct in all material respects (except for those representations and warranties that speak as of a certain date, which in such case, were true and correct in all material respects as of such date) and the Investors may rely on such representations and warranties as if made directly to them. The Company has complied in all material respects with all covenants and other obligations to which they are bound under the Share Exchange Agreement. The transactions contemplated by the Share Exchange Agreement are being consummated simultaneously with the Initial Closing.

4(b). Representations and Warranties of the China Fire. China Fire hereby represents and warrants to the Investors and the Placement Agent that, except as set forth in the Disclosure Schedules:

4(b). 1 Organization, Good Standing and Qualification. Each of China Fire and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as now conducted and to own its properties. Each of China Fire and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. China Fire’s Subsidiaries are listed on Schedule 4(b).1 hereto.

4(b).2 Authorization. China Fire has full power and authority and has taken all requisite action on the part of China Fire, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents to which it is a party, (ii) the authorization of the performance of all obligations of China Fire hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents to which it is a party constitute the legal, valid and binding obligations of China Fire, enforceable against China Fire in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4(b).4 Capitalization. The Memorandum sets forth (a) the number of shares of capital stock issued and outstanding and (b) the number of shares of capital stock issuable pursuant to China Fire’s stock plans. All of the issued and outstanding shares of China Fire’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in compliance with applicable state and federal securities law and any rights of third parties. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in compliance with applicable state and federal securities law and any rights of third parties and are owned by China Fire, beneficially and of record, subject to no lien, encumbrance or other adverse claim. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of China Fire. Except as described in the Memorandum, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which China Fire or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither China Fire nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described in the Memorandum, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among China Fire and any of the securityholders of China Fire relating to the securities of China Fire held by them. Except as described in the Memorandum, no Person has the right to require China Fire to register any securities of China Fire under the 1933 Act, whether on a demand basis or in connection with the registration of securities of China Fire for its own account or for the account of any other Person.

The issuance and sale of the Securities hereunder will not obligate China Fire to issue shares of Common Stock or other securities to any other Person and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

China Fire does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in China Fire upon the occurrence of certain events.

4(b).4 Consents. The execution, delivery and performance by China Fire of the Transaction Documents require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which China Fire undertakes to file within the applicable time periods.

4(b).5 Delivery of Memorandum Business. China Fire has made available to the Investors a copy of the Memorandum China Fire and its Subsidiaries are engaged in all material respects only in the business described in the Memorandum and the Memorandum contains a complete and accurate description in all material respects of the business of China Fire and its Subsidiaries, taken as a whole.

4(b).6 No Material Adverse Change. Since October 31, 2005, except as identified and described in the Memorandum or as described on Schedule 4(b).6, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of China Fire from that reflected in the financial statements included in the Memorandum, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of China Fire, or any redemption or repurchase of any securities of China Fire;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of China Fire or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by China Fire or any Subsidiary of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by China Fire or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of China Fire and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi) any change or amendment to China Fire’s Articles of Incorporation or Bylaws or other organizational documents, or material change to any material contract or arrangement by which China Fire or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of China Fire or any Subsidiary;

(viii) any material transaction entered into by China Fire or a Subsidiary other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of China Fire or any Subsidiary;

(x) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4(b).7 The Memorandum. The Memorandum does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4(b).8 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by China Fire and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) China Fire’s Articles of Incorporation or China Fire’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over China Fire, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which China Fire or any Subsidiary is a party or by which China Fire or a Subsidiary is bound or to which any of their respective assets or properties is subject.

4(b).9 Tax Matters. China Fire and each Subsidiary has timely prepared and filed all tax returns required to have been filed by China Fire or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of China Fire in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against China Fire or any Subsidiary nor, to China Fire’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to China Fire and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that China Fire or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to China Fire’s Knowledge, threatened against China Fire or any Subsidiary or any of their respective assets or property. Except as described on Schedule 4(b).9, there are no outstanding tax sharing agreements or other such arrangements between China Fire and any Subsidiary or other corporation or entity.

4(b).10 Title to Properties. Except as disclosed in the Memorandum, China Fire and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the Memorandum, China Fire and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4(b).11 Certificates, Authorities and Permits. China Fire and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither China Fire nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to China Fire or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4(b).12 Labor Matters.

(a) Except as set forth on Schedule 4(b).12, China Fire is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. China Fire has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b)(i) There are no labor disputes existing, or to China Fire’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by China Fire’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to China Fire’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to China Fire’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to China Fire and (iv) to China Fire’s Knowledge, China Fire enjoys good labor and employee relations with its employees and labor organizations.

(c) China Fire is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. There are no claims pending against China Fire before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(d) Except as disclosed in the Memorandum or as described on Schedule 4(b).12, China Fire is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280(g) of the Internal Revenue Code.

4(b).13 Intellectual Property.

(a) All Intellectual Property of China Fire and its Subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable in accordance with Chinese law. No Intellectual Property of China Fire or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to China

Fire’s Knowledge, no such action is threatened. No patent of China Fire or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of China Fire’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which China Fire or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $500 per license) (collectively, “License Agreements”) are valid and binding obligations of China Fire or its Subsidiaries that are parties thereto and, to China Fire’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by China Fire or any of its Subsidiaries under any such License Agreement.

(c) China Fire and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of China Fire’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of China Fire’s and its Subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of China Fire’s and its Subsidiaries’ businesses. China Fire and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the respective businesses of China Fire and its Subsidiaries.

(d) The conduct of China Fire’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to China Fire’s Knowledge, the Intellectual Property and Confidential Information of China Fire and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to China Fire’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of China Fire and its Subsidiaries and China Fire’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to China Fire’s Knowledge, there is no valid basis for the same.

(e) The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on China Fire’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f) China Fire and its Subsidiaries have taken reasonable steps to protect China Fire’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with China Fire’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of China Fire’s or its Subsidiaries’ Confidential Information to any third party.

4(b).14 Environmental Matters. Neither China Fire nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to China Fire’s Knowledge, threatened investigation that might lead to such a claim.

4(b).15 Litigation. Except as described on Schedule 4(b).15, there are no pending actions, suits or proceedings against China Fire, its Subsidiaries or any of its or their properties; and to China Fire’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

4(b).16 Financial Statements. The financial statements included in the Memorandum present fairly, in all material respects, the consolidated financial position of China Fire as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act). Except as set forth in the financial statements of China Fire included in the Memorandum or as described on Schedule 4(b).16, neither China Fire nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4(b).17 Insurance Coverage. China Fire and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by China Fire and each Subsidiary, and

China Fire reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4(b).18 Brokers and Finders. Except for the Placement Agent, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon China Fire, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of China Fire.

4(b).19 No Directed Selling Efforts or General Solicitation. Neither China Fire nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4(b).20 Questionable Payments. Neither China Fire nor any of its Subsidiaries nor, to China Fire’s Knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of China Fire or any Subsidiary, has on behalf of China Fire or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of China Fire or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4(b).21 Transactions with Affiliates. Except as disclosed in the Memorandum or as disclosed on Schedule 4(b).21, none of the officers or directors of China Fire and, to China Fire’s Knowledge, none of the employees of China Fire is presently a party to any transaction with China Fire or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to China Fire’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4(b).22 Internal Controls. China Fire is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to China Fire. China Fire and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. China Fire maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

4(b).23 Disclosures. Neither China Fire nor any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes or might constitute material, non-public information. The written materials delivered to the Investors in connection with the transactions contemplated by the Transaction Documents, including the Memorandum, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4(b).24 Additional Representations. All representations and warranties of China Fire contained in the Share Exchange Agreement are true and correct in all material respects (except for those representations and warranties that speak as of a certain date, which in such case, were true and correct in all material respects as of such date) and the Investors may rely on such representations and warranties as if made directly to them. China Fire has complied in all material respects with all covenants and other obligations to which they are bound under the Share Exchange Agreement. The transactions contemplated by the Share Exchange Agreement are being consummated simultaneously with the Initial Closing.

5. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1 Organization and Existence. Such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Securities pursuant to this Agreement.

5.2 Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3 Purchase Entirely for Own Account. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Such Investor acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6 Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7 Legends. It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(a) “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144(k), or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8 Accredited Investor. Such Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act. The definition of “accredited investor” is annexed hereto.

5.9 No General Solicitation. Such Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

5.10 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11 Prohibited Transactions. During the last thirty (30) days prior to the date hereof, neither such Investor nor any Affiliate of such Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Securities, or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Shares, granted any other right (including, without limitation, any put or call option) with respect to the Common Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Common Shares or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”). Prior to the filing by the Company of a Current Report on Form 8-K announcing the transactions contemplated hereby, such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. Such Investor acknowledges that the representations, warranties and covenants contained in this Section 5.11 are being made for the benefit of the Investors as well as the Company and that each of the other Investors shall have an independent right to assert any claims against such Investor arising out of any breach or violation of the provisions of this Section 5.11.

6. Conditions to Closing.

6.1 Conditions to the Investors’ Obligations. The obligation of each Investor to purchase the Common Shares and the Warrants at each Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the UNIPRO and China Fire in Section 4(a) and 4(b) hereof qualified as to materiality shall be true and correct on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by UNIPRO and China Fire in Section 4(a) and 4(b) hereof not qualified as to materiality shall be true and correct in all material respects on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Common Shares and the Warrants and the consummation of the other transactions contemplated by the Transaction Documents to be consummated on or prior to the Closing Date, all of which shall be in full force and effect.

(c) The Company shall have executed and delivered the Registration Rights Agreement.

(d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(e) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d) and (h) of this Section 6.1, and (ii) China Fire shall have delivered a Certificate, executed on behalf of China Fire by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsection (a).

(f) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving, as applicable, the transactions contemplated by this Agreement and the other Transaction Documents, and the issuance of the Securities, certifying the current versions of its Articles of Incorporation and Bylaws or other organizational documents and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on its behalf.

(h) The Investors and the Placement Agent shall have received an opinion from Sichenzia Ross Friedman Ference LLP, legal counsel to the Company, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors and addressing such legal matters as the Investors may reasonably request.

(i) No stop order or suspension of trading shall have been imposed by the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(j) In order for the Initial Closing to occur, the Company shall have received executed signature pages from Investors representing purchases of the Securities of at least $5.0 million in the aggregate.

(k) In order for the Initial Closing to occur, the transactions contemplated by the Securities Exchange Agreement shall have been consummated simultaneously with the closing of the transactions contemplated by this Agreement.

(l) In order for the Initial Closing to occur, the Share Escrow Agreement (as defined in Section 7.8) shall have been executed by the parties thereto and the Escrow Shares (as defined in Section 7.8) shall have been deposited into the escrow account pursuant to the terms of the Share Escrow Agreement.

6.2 Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Common Shares and the Warrants at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investors in Section 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b) The Investors shall have executed and delivered the Registration Rights Agreement.

6.3 Termination of Obligations to Effect Closing; Effects.

(a) The outstanding obligations of the Company, on the one hand, and the Investors, on the other hand, to effect any Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Investors;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor;

(iv) By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to October 16, 2006; or

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect a Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) In the event of termination by any Investor of its obligations to effect a Closing pursuant to this Section 6.3, written notice thereof shall forthwith be given to the other Investors and the other Investors shall have the right to terminate their obligations to effect such Closing upon written notice to the Company and the other Investors. Nothing in this

Section 6.5 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7. Covenants and Agreements of the Company.

7.1 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the Warrants Shares issuable from time to time.

7.2 Reports. The Company will furnish to the Investors and/or their assignees such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Investors and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to the Investors, or to advisors to or representatives of the Investors, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.3 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

7.4 Insurance. The Company shall not materially reduce the insurance coverages described in Section 4(a).19 and 4(b).17.

7.5 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.6 Termination of Covenants. The provisions of Sections 7.2 through 7.5 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

7.7 Removal of Legends. Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) Rule 144(k) becoming available the Company shall (A) deliver to the transfer agent for the Common Stock (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with either (1) a customary representation by the Investor that Rule 144(k) applies to the shares of Common Stock represented thereby or (2) a statement by the

Investor that such Investor has sold the shares of Common Stock represented thereby in accordance with the Plan of Distribution contained in the Registration Statement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. From and after the earlier of such dates, upon an Investor’s written request, the Company shall promptly cause certificates evidencing the Investor’s Securities to be replaced with certificates which do not bear such restrictive legends, and Warrant Shares subsequently issued upon due exercise of the Warrants shall not bear such restrictive legends provided the provisions of either clause (i) or clause (ii) above, as applicable, are satisfied with respect to such Warrant Shares, as applicable. When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to an Investor within three (3) Business Days of submission by that Investor of legended certificate(s) to the Transfer Agent as provided above (or to the Company, in the case of the Warrants), the Company shall be liable to the Investor for liquidated damages in an amount equal to 1.5% of the aggregate purchase price of the Securities evidenced by such certificate(s) for each thirty (30) day period (or portion thereof) beyond such three (3) Business Day that the unlegended certificates have not been so delivered.

7.8 Insider Share Escrow. Gangjin Li and Brian Lin shall escrow 23,668 shares of Series A Preferred Stock of UNIPRO (representing 769,231 shares of Common Stock of UNIPRO), to be equitably adjusted for stock splits, stock dividends and similar adjustments (the “Escrow Shares”) that these stockholders will receive as a result of the transactions contemplated by the Securities Exchange Agreement, representing 50% of UNIPRO’s issued and outstanding Common Stock beneficially held by the Investors immediately following the closing of the transactions contemplated by this Agreement. In the event Vision Opportunity Master Fund, Ltd. elects to purchase Additional Securities, as set forth in Section 3(d), then Gangjin Li and Brian Lin shall escrow additional shares of Series A Preferred Stock of UNIPRO representing 50% of the shares of Common Stock issued or issuable under Vision Opportunity Master Fund, Ltd.’s right to acquire Additional Securities. The Company covenants that it would attain the following financial performance threshold (the “Performance Threshold”): Earnings Per Share of $0.46, such “Earnings Per Share” to be calculated by dividing the Comprehensive Income, as defined in accordance with US GAAP and reported by the Company in its 2007 financial statements for the fiscal year ending December 31, 2007, by the number of fully diluted shares of the Company immediately following the closing of the transactions contemplated by this Agreement (the “2007 Threshold”). The Company shall provide Vision Opportunity Master Fund, Ltd. and the Investor Representative (as defined below) with its audited financial statements, prepared in accordance with US GAAP, on or before March 31, 2008 so as to allow the Investor Representative the opportunity to evaluate whether the 2007 Threshold was attained. If the 2007 Threshold is not achieved, the Escrow Shares will be distributed on a pro rata basis to the Investors and such stockholders pursuant to the terms of the Share Escrow Agreement to be entered into among the Company, Gangjin Li, Brian Lin, the Investor Representative and the escrow agent (the “Share Escrow Agreement”). Notwithstanding anything to the contrary herein, only those Investors who remain stockholders of the Company at the time that the Escrow Shares become deliverable under the Share Escrow Agreement, shall be entitled to their pro rata portion of the Escrow Shares. If required, the appropriate number of Escrow Shares will be delivered to the Investors within ten (10) Business

Days of the date the audit report for the applicable period is filed with the SEC. The Investors hereby appoints H.C. Wainwright & Co., Inc. to act as the Investor Representative (the “Investor Representative”) in connection with the Share Escrow Agreement for the purpose of effectuating this provision. The Investor Representative’s sole responsibility shall be to review the financial statements of the Company to determine whether any Escrow Shares should be distributed.

7.9 Investor Representative. Each of the Company, the Investors, Gangjin Li and Brian Lin acknowledges that the Placement Agent has agreed to act as the Investor Representative in connection with the transactions contemplated by this Agreement and the Transaction Documents. The Placement Agent shall not be liable to anyone for any action taken or omitted to be taken by it as the Investor Representative pursuant to this Section 7.9 or the Share Escrow Agreement, except in the case of its gross negligence or willful misconduct and each of the Company, the Investors, Gangjin Li and Brian Lin hereby agrees to hold harmless the Placement Agent from and against any losses, claims, damages or liabilities which the Placement Agent may incur in its capacity as Investor Representative, other than in connection with any losses, claims, damages or liabilities of the Placement Agent (or expenses relating thereto) that have resulted directly from its willful misconduct or gross negligence.

8. Survival and Indemnification.

8.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

8.2 Indemnification. The Company and China Fire agree to indemnify and hold harmless each Investor and the Placement Agent and their respective Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company or China Fire under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

8.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company and China Fire shall not relieve the Company and China Fire of its obligations hereunder except to the extent that the Company and China Fire is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company, China Fire and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company and China Fire shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company and China Fire shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company and China Fire shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a private transaction without the prior written consent of the Company or the other Investors, after notice duly given by such Investor to the Company provided, that no such assignment or obligation shall affect the obligations of such Investor hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and the Placement Agent or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

UNIPRO Financial Services, Inc.

31200 Via Colinas, Suite 200

Westlake Village, California 91362

Attention: Raul Silvestre

Fax:

With a copy to:

Preston Gates Ellis LLP

Suite 2900

925 Fourth Avenue

Seattle, WA 98104-1158

Attention: William Gleeson

Fax: (206) 623-7022

and

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, NY 10018

Attention: Richard Friedman

Fax: (212) 930-9725

If to the Investors:

to the addresses set forth on the signature pages hereto, with copies to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attention: Steven Skolnick

Fax: (973) 597-2477

9.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay the reasonable fees and expenses of Lowenstein Sandler PC, counsel to the Placement Agent, and Kramer Levin Naftalis & Frankel LLP, counsel to Vision Opportunity Master Fund, Ltd. In addition, the Company shall pay

$20,000 towards due diligence fees and expenses incurred by Vision Opportunity Master Fund, Ltd. in connection with the transaction contemplated by this Agreement.

9.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

9.7 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. By 8:30 a.m. (New York City time) on the trading day immediately following each Closing Date, the Company shall issue a press release disclosing the consummation of the transactions contemplated by this Agreement on such Closing Date. No later than the third trading day following the Closing Date, the Company will file a Current Report on Form 8-K attaching the press release described in the foregoing sentence as well as copies of the Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by the SEC. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the SEC (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the 1934 Act) or any regulatory agency, without the prior written consent of such Investor, except to the extent such disclosure is required by law or trading market regulations, in which case the Company shall provide the Investors with prior notice of such disclosure.

9.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

UNIPRO FINANCIAL SERVICES, INC.

By:
Name:
Title:

CHINA FIRE PROTECTION GROUP, INC.

By:
Name:
Title:

GANGJIN LI

BRIAN LIN

The Investors:	[NAME]

By:
Name:
Title:

Purchase Price: $

Number of Common Shares:

Number of Series A Warrants:

Number of Series B Warrants:

Address for Notice:                         [                                    ]

Definition of “Accredited Investor”

Category A	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Category B

The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C	The undersigned is a director or executive officer of the Company which is issuing and selling the securities.

Category D

The undersigned is a bank; a savings and loan association; insurance company; registered investment company; registered business development company; licensed small business investment company (“SBIC”); or employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or (c) is a self directed plan with investment decisions made solely by persons that are accredited investors.

Category E	The undersigned is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.

Category F

The undersigned is either a corporation, partnership, Massachusetts business trust, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Securities and with total assets in excess of $5,000,000.

Category G

The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, where the purchase is directed by a “sophisticated investor” as defined in Regulation 506(b)(2)(ii) under the Act.

Category H

The undersigned is an entity (other than a trust) in which all of the equity owners are “accredited investors” within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Agreement.

SCHEDULE I

Wire Instructions:

Bank:	Citibank, N.A. 666 Fifth Avenue New York, NY 10103
ABA No.:	021000089
Account Name:	Kramer Levin Naftalis & Frankel LLP IOLA Account
Account No.:	37317968
Reference:	UNIPRO Financial Services, Inc./Christopher S. Auguste